Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Eyenovia, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type		Carry Forward File Number		Carry Forward Initial Effective Date		Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Secondary Offering
Fees to be Paid	Equity	Common stock, $0.001 par value per share (“Common Stock”)(2)	457(c)	23,771	$0.935	(5)	$22,225.89	(5)	0.00015310	$3.41	-		-		-		-
Fees to be Paid	Equity	Common Stock underlying the Warrants(3)	457(g)	394,236	$5.272	(6)	$2,078,412.20	(6)	0.00015310	$318.21		-		-		-
Fees to be Paid	Equity	Common Stock issuable pursuant to the Second Amendment(4)	457(g)	5,952,380	$1.68	(7)	$9,999,998.40	(7)	0.00015310	$1,531.00
Fees Previously Paid										-
	Total Offering Amount						$12,100,636.49		0.00015310	$1,852.62
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,852.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock offered for resale by the holders thereof.

(3)	Represents 394,236 shares of Common Stock issuable upon the exercise of Warrants at an exercise price of $5.272 per share.

(4)	Represents 5,952,380 shares of Common Stock issuable upon the Lenders’ exercise of their right of conversion pursuant to the Second Amendment.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on April 11, 2025.

(6)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, based on the applicable exercise price of the Warrants, after reflecting the effect of the reverse stock split of the Common Stock at a ratio of 1-for-80, which became effective January 31, 2025.

(7)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, based on the applicable exercise price under the right of conversion granted pursuant to the Second Amendment to the Supplement to the Company’s Loan and Security Agreement, dated February 21, 2025.